AMENDMENT NO. 1
TO
PENSERRA CAPITAL MANAGEMENT LLC
SUB-ADVISORY AGREEMENT

This Amendment to the Sub-advisory Agreement is made as of the 16th day of May, 2022, by and between ProcureAM LLC, a Delaware limited liability company (the “Advisor”) and Penserra Capital Management LLC, a registered investment advisor organized under the laws of the State of New York (the “Sub-Adviser”).

WHEREAS, the Advisor and the Sub-Advisor are parties to the Sub-Advisory Agreement, dated September 1, 2018 (the "Agreement"); and,

WHEREAS, the Advisor and the Sub-Advisor hereby wish to amend Schedule A of the Agreement to reflect the addition of the Procure Disaster Recovery Strategy ETF, a series of Procure ETF Trust II (the "Amendment").

NOW, THEREFORE, the parties agree, effective May 16, 2022, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

ProcureAM LLC

/s/ Robert Tull
Name: Robert Tull
Title: President

Penserra Capital Management LLC

/s/ Dustin Lewellyn
Name: Dustin Lewellyn
Chief Investment Officer

Schedule A

(Effective as of May 16, 2022)

SERIES NAME
Procure Space ETF
Procure Disaster Recovery Strategy ETF